LETTER OF INTENT

December 21, 2005

Morton Reed, President

Silver Dollar Productions, Inc.

3700 Pecos McLeod, Suite 100

Las Vegas, Nevada 89121

RE: Pending Merger Agreement

Dear Mort:

This letter of intent ("LOI") outlines the proposal by which Global Universal Film Group Ent., Inc., a Nevada corporation ("GUFG") desires to merge with Silver Dollar Productions, Inc., a Nevada corporation (“SDP”), a wholly-owned subsidiary of LitFunding Corporation, a Nevada corporation (“LFDG”). Upon execution by the parties hereto, this LOI shall constitute a binding agreement that will serve as an interim agreement between the parties until such date as a more definitive agreement can be prepared and executed. Such Definitive agreement shall incorporate the general terms of this LOI as set forth below.

GUFG is currently engaged in the film development and production business, and will make acquisitions to grow its film business and other businesses as well. Upon execution of this LOI, LFDG agrees that it shall cause SDP to exchange a majority of its common stock for all of the shares of GUFG and shall agree to cause the surviving entity, GUFG, to become publicly traded by effecting a registered “spin-out” transaction and distributing its shares of the surviving entity to its shareholders. LFDG’s common stock has been registered under Section 12(g) of the Securities Exchange Act of 1934 ("Exchange Act") and is listed for trading on the National Association of Securities Dealers ("NASD") Over-the-Counter Bulletin Board ("OTCBB") under the symbol "LFDG".

1.                Parties; Structure. The transaction will take the form of a reverse triangular merger (the “Merger”) between Silver Dollar Productions, Inc. (SDP), a Nevada corporation and wholly owned subsidiary of LFDG and GUFG. At the Effective Time and upon the terms and subject to the conditions of the Merger Agreement, GUFG will be merged with SDP, whereby SDP will cease to exist and GUFG shall remain as the surviving corporation and will operate as a new wholly-owned subsidiary of LFDG.

2.                Consideration; Stock Issuance. LFDG will issue One Million Five Hundred Thousand (1,500,000) shares of a newly authorized series of convertible preferred stock (“Preferred Stock”) to GUFG shareholders in exchange for 100% of the issued and outstanding stock of GFUG. The Preferred Stock issued shall constitute 100% of the authorized class and shall the rights and preferences of said Preferred Stock shall be set forth in a Certificate of Designation attached to the definitive merger agreement, which rights and preferences will include a right of converting each share of the Preferred Stock into one share of LFDG common stock.

3.            Management Agreement. Concurrent with the Closing of the Merger, GUFG, as the surviving entity, will enter into a Management Agreement with LFDG whereby GUFG will pay LFDG a one-time acquisition fee of $200,000 to assist with the "spin-off" transaction of GUFG to the stockholders of LFDG. In the “spin-off” transaction, LFDG will file a registration statement pursuant to which it will distribute 10% of the shares of GUFG to LFDG shareholders.

4.                Spin-Off. Pursuant to the terms of the Management Agreement, LFDG shall file the registration statement to effect the “spin-out” transaction within ninety (90) days from the Closing Date, at the election of GUFG. Pursuant to the terms of the Management Agreement, GUFG shall make the election to be spun off from LFDG at anytime within 12 months from the Closing Date, which election shall be made at the decision of a majority of the holders of the Preferred Stock received by GUFG shareholders in the merger. GUFG shall provide LFDG with 45 days prior notice of its intention to be spun off from LFDG. If the election to be spun off is not made by GUFG during the 12 month period commencing on the Closing Date, then the shares of LFDG preferred stock shall automatically convert into shares of LFDG common stock.

5.            Merger; Preparation of Merger Agreement. The parties hereto agree to proceed in good faith to negotiate the terms of a mutually acceptable merger agreement (the "Merger Agreement") containing such covenants, representations, warranties and conditions as are customary in transactions of this type, but including the matters described herein. The parties will use their best efforts to complete the Merger Agreement and have the Merger Agreement approved by the parties Board of Directors by March 15, 2006.

6.            Tax Consequences. The merger will be structured for Federal income tax purposes to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

7.            Audited Financial Statements. GUFG will have its financial statements audited from inception, prepared in accordance with GAAP and Item 310(c) of Regulation S-B, prior to LFDG filing the registration statement.

8.            Due Diligence. LFDG and its attorneys, accountants and other representatives will have full access to the books, records and other business records of GUFG to complete its due diligence investigation of GUFG prior to the execution of the Merger Agreement.

9.            Representations and Warranties. The Merger Agreement would contain such representations and warranties with respect to the business, property and financial condition of GUFG as may reasonably be required by LFDG. In turn, LFDG will provide GUFG with certain representations and warranties relating to the business, property and financial condition of SDP as may reasonably be required by GUFG. These representations and warranties by both GUFG and LFDG would include, without limitation, matters such as the following:

As to SDP:

a.           SDP is duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business; and all of the outstanding shares of SDP are duly authorized and validly issued, fully paid and nonassessable.

b.	SDP has good and marketable title to all of its assets, and title is valid and proper.

c.	The financial statements of SDP at the time of closing are true, correct and complete.

d.	LFDG has agreed to register the shares of GUFG it will distribute to its shareholders.

As to GUFG:

a.           GUFG is duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business.

b.	GUFG has good and marketable title to all of its assets, and title is valid and proper.

c.           The financial statements of GUFG will be audited prior to LFDG filing the registration statement to effect the distribution of GUFG shares to the shareholders of LFDG. Such financial statements will be true and correct.

10.          Issuance of Shares. The shares of stock issued in the Merger will be issued in reliance on certain exemptions from registration provided by the Securities Act of 1933 and are not intended to be registered with the Securities and Exchange Commission. The shares of GUFG owned by LFDG after the merger (representing 10% of the total outstanding shares of GUFG), will be registered prior to distribution to the shareholders of LFDG.

11.          Shareholder Approval. The Merger will be subject to approval by majority vote of SDP's and GUFG’s shareholders. At the time of execution of the Merger Agreement, SDP's and GUFG's affiliates will agree to vote in favor of the merger.

12.          Conditions. The Merger Agreement will provide that the obligations of the respective parties to complete the Merger would be subject to the following conditions together with such other conditions as may reasonably be required by each party:

Conditions Prior to SDP Closing:

a.	The Board of Directors of GUFG shall have approved the Merger.

b.          There shall have been no material adverse change in the financial condition, earnings or prospects of GUFG.

c.           SDP shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Merger.

d.	GUFG shall have paid the $200,000 management fee to LFDG.

e.	GUFG shall have presented SDP with audited financial statements.

Conditions Prior to GUFG Closing:

a.	The Board of Directors of SDP shall have approved the Merger.

b.          The Board of Directors of LFDG shall have agreed and approved to file a registration statement covering LFDG’s distribution of shares of GUFG to LFDG shareholders.

c.           There shall have been no material adverse change in the financial condition, earnings or prospects of SDP.

d.          GUFG shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Merger.

e.	SDP's shareholders (LFDG) shall have formally approved the Merger.

13.          Press Releases. The Parties will consult with each other prior to issuing any press release or other public statement regarding the proposed transaction. It is strictly understood by the Parties that the information contained herein is confidential in nature and that no such public disclosure shall be made by either party until such time as the definitive Merger Agreement is executed.

14.          Continuation of Business. From the date of this LOI until the Closing Date, GUFG and SDP will continue to operate their respective businesses in the ordinary course and will not enter into any transactions or agreements or take any action out of the ordinary course, including any transactions or commitments greater than $100,000, any declaration of dividends, grants of new stock options or issuance of new shares of stock or rights thereto without first notifying the other parties hereto.

15.          Exclusive Negotiations. LFDG and SDP agree that from the date of this LOI and until such time as the Merger shall have been consummated or the parties shall have agreed to terminate the negotiation of this transaction, it will not permit any of its agents or representatives to, solicit, initiate or encourage inquiries or proposals, or provide any information or participate in any negotiations leading to any proposal concerning any acquisition or purchase of all or any substantial portion of the assets or shares of SDP or any merger or consolidation of SDP with any third party.

16.          Expenses. Whether or not the parties enter into the Definitive Agreement, all costs and expenses incurred in connection with this Letter of Intent and the proposed Merger shall be paid by the party incurring such costs. If for any reason the transaction is not consummated, neither party will have any claim against the other with respect to such expenses. If for any reason the transaction is not consummated, neither party will have any claim against the other with respect to such expenses, except as to an initial deposit of the management fee in the sum of $50,000 which, in the event of a termination by GUFG, shall be non-refundable.

17.          Nature of Negotiations. The parties understand that the negotiations described in this letter are intended to create a binding agreement between GUFG and SDP.

18.          Effect of this Letter. This letter creates liability and/or obligations on the parts of GUFG, SDP and LFDG. All parties hereto will have obligations to consummate the transactions contemplated by this LOI and pursuant to a superseding definitive agreement concerning the proposed transaction, which is to be executed by all parties.

19.          Remedies. In the event of a breach of this letter agreement by either party, the other party may be entitled to any remedy for such breach available at law or equity.

Please indicate your agreement to and acceptance of this letter of intent by signing and returning the enclosed copy of this letter to the undersigned before 5:00 pm Pacific Time on December 23, 2005. This offer will expire if not accepted prior to that time.

Very truly yours,

/s/ Jackelyn Giroux

Jackelyn Giroux, President

Global Universal Film Group Ent., Inc.

a Nevada corporation

Agreed and Accepted, as of this ___th day of December, 2005

Silver Dollar Productions, Inc.

a Nevada corporation

By: LitFunding Corporation

Its: Controlling Shareholder

By:        /s/ Morton Reed

Morton Reed, CEO